UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2007

BSML, Inc.

(Exact name of registrant as specified in its charter)

Utah	1-11064	87-0410364
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

460 North Wiget Lane
Walnut Creek, California	94598
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 941-6260

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Item 8.01 Other Events.

Effective as of August 14, 2007, BSML, Inc. (the “Company”) entered into an agreement (the “Surrender Agreement”) with 18 West 57th Street, LLC (“LLC”), and LCO Properties, Inc. (“LCO”) relating to property the Company subleases from LCO.

Background

In July 1999, LCO leased certain property (the “Premises”) located at 16-18 West 57th Street, New York, New York, from 16 West 57 Street Co., LP (“Landlord”). LCO subleased a portion of the Premises (the “BSML Property”) to BSML pursuant to a sublease agreement in December 1999, for a term of ten years.

In May 2007, LLC and Landlord entered into an agreement whereby LLC would purchase the Premises. In connection with that agreement, LLC sought to have BSML vacate the BSML Property prior to the expiration of the term of the lease.

Pursuant to the Surrender Agreement, BSML agreed to vacate the BSML Property by August 15, 2008. As consideration for such agreement, BSML will be paid $450,000 upon surrender of the BSML Property and delivery of the keys to the BSML Property if done by August 15, 2008. An additional $50,000 will be released to BSML if the BSML Property is vacated in broom-clean vacant condition, free of all occupants and personal property, in the same condition as on the date of the Surrender Agreement, as determined by an unrelated New York licensed real estate broker. BSML also shall not be required to pay any rent for the BSML Property from the date of the Surrender Agreement forward if it vacates and surrenders the BSML Property in the condition required by the Surrender Agreement by August 15, 2008.

Additionally, the parties to the Surrender Agreement agreed that if LLC accelerates the date by which BSML must vacate the BSML Property, LLC will pay to LCO the sum of $1,416.87 for each date that BSML vacates the BSML Property prior to August 15, 2008. LCO has advised BSML that it will pay such payments, if and when received, to BSML

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99	Agreement by and between 18 West 57th Street, LLC, and LCO Properties, Inc., dated as of August 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 17, 2007

BSML, Inc.

By:	/s/ Richard DeYoung
Richard DeYoung
Chief Financial Officer